UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/06/2012

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

In its Annual Report on Form 10-K for the fiscal year ended January 28, 2012 ("10-K Report"), Sears Holdings Corporation disclosed that its estimated minimum contribution to its domestic pension plan for fiscal 2013 was approximately $740 million. As a result of federal legislation signed into law on July 6, 2012, which allows pension plan sponsors to use higher interest rate assumptions in valuing plan liabilities and determining funding obligations, we now estimate that the fiscal 2013 minimum required domestic pension contribution will be between $380 million and $430 million. This estimate and the actual timing and amount of required plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, the regulations to be adopted that implement the legislation, and other regulatory actions. In addition, we may elect, in our discretion, to contribute more to our pension plan than the minimum amounts required under applicable law. For additional information concerning our pension and postretirement benefit plans, see the 10-K Report and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 28, 2012, which may be accessed through the Securities and Exchange Commission's website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: July 06, 2012	By:	/s/ Robert A. Riecker
Robert A. Riecker
Vice President, Controller and Chief Accounting Officer